Exhibit 99.1

Wolfspeed Announces Leadership Transition

•	Gregg Lowe to Depart as President & CEO and as a Member of the Board of Directors

•	Current Chairman Thomas Werner Appointed Executive Chairman

•	Search Process Underway to Identify Permanent CEO

Durham, N.C., November 18, 2024 – Wolfspeed (NYSE: WOLF) today announced that its Board of Directors (the “Board”) has determined and agreed with Gregg Lowe that he will depart this month from his roles as Wolfspeed’s President and Chief Executive Officer and as a member of the Board. The Board is conducting a search to identify a permanent CEO with the support of a leading global executive search firm.

The Board has appointed Thomas Werner, Chairman of the Board, as Executive Chairman while the Board works to identify Wolfspeed’s next CEO. Mr. Werner will oversee the continued execution of Wolfspeed’s strategy in close alignment with Wolfspeed’s senior leadership team, the Board and the Board’s operations and finance committees. Following Mr. Werner’s appointment as Executive Chairman, Board member Stacy Smith was appointed as Lead Independent Director.

“On behalf of the full Board, I would like to thank Gregg for his service and dedication to Wolfspeed,” Mr. Werner said. “Since joining the Company as CEO in 2017, Gregg has spearheaded our transition into a leading, pure-play silicon carbide company well-positioned to capture the long-term opportunities ahead. The Board has always been focused on driving long-term value, and at this inflection point in Wolfspeed’s journey, the Board agreed that this is the right time for a leadership transition.”

Mr. Werner added, “I have started in the role of Executive Chairman to keep Wolfspeed focused on completing key priorities while the Board conducts a search for our next CEO. I look forward to working closely with our highly engaged Board and senior leadership team to oversee day-to-day operations and ensure we continue to provide our customers with high-quality products. As we look ahead, we are firmly committed to our key strategic initiatives, which includes executing against the milestones outlined in our recent CHIPS PMT agreement, completing our restructuring initiatives to lower our break-even point and accelerate our path towards profitability, and delivering sales growth on a consistent basis. Wolfspeed is materially undervalued relative to its strategic value and I will focus on driving the Company’s priorities and working with the Finance Committee of the Board to explore options to unlock value.”

Mr. Lowe said, “I am honored to have had the opportunity to lead Wolfspeed and work alongside such talented and dedicated colleagues. Over the past seven years, we have transformed Wolfspeed into the only pure-play and vertically integrated silicon carbide operator in the country to capitalize on the structural and long-term demand for next generation semiconductor technology. While there is work still to be done, I have every confidence that Wolfspeed will execute on its strategic priorities and extend its silicon carbide leadership in the years to come.”

About Thomas Werner

Mr. Werner has been a member of the Board of Directors since March 2006, and has served as Chairman of the Board of the Company since October 2023. He has served as the Executive Chairman of SunPower Corporation (Nasdaq: SPWR), a publicly traded marketer of high-efficiency solar cells and solar panels, since February 2024, and served as Principal Executive Officer of SunPower from February 2024 until August 2024. Mr. Werner previously served as Sunpower’s Chairman of the Board of Directors from June 2010 to November 2021 and as its Chief Executive Officer from June 2003 to April 2021. Prior to SunPower, he served as Chief Executive Officer of Silicon Light Machines Corporation, an optical solutions subsidiary of Cypress Semiconductor Corporation, from July 2001 to June 2003. Earlier, Mr. Werner was Vice President and General Manager of the Business Connectivity Group of 3Com Corporation, a network solutions company.

About Wolfspeed, Inc.:

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of silicon carbide technologies that power the world’s most disruptive innovations. As the pioneers of silicon carbide, and creators of the most advanced semiconductor technology on earth, we are committed to powering a better world for everyone. Through silicon carbide material, Power Modules, Discrete Power Devices and Power Die Products targeted for various applications, we will bring you The Power to Make It Real.TM Learn more at www.wolfspeed.com.

X (formerly Twitter): @Wolfspeed

LinkedIn: @Wolfspeed

Wolfspeed® is a registered trademark and The Power to Make It Real™ is a trademark of Wolfspeed, Inc.

Forward Looking Statements:

This press release contains forward-looking statements by Wolfspeed involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about Wolfspeed’s ability to capture long-term opportunities and execute on its strategy, as well as its ability to achieve milestones necessary to access funding. Actual results may differ materially due to a number of factors, including the timing of the CEO search; risks associated with Wolfspeed’s expansion plans; changes in customer demand; Wolfspeed’s ability to obtain additional funding or take other actions required under the terms outlined in the PMT; Wolfspeed’s ability to lower costs; and other factors discussed in Wolfspeed’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 30, 2024, and subsequent filings.

Media Relations:

Bridget Johnson

Head of Corporate Marketing and Communications

847-269-2970

media@wolfspeed.com

Investor Relations:

Tyler Gronbach

VP, External Affairs

919-407-4820

investorrelations@wolfspeed.com